EXHIBIT 10.1

AMENDMENT No. 3
Dated as of July 18, 2003
to
RECEIVABLES PURCHASE AGREEMENT
Dated as of June 26, 1998

     This AMENDMENT NO. 3 (this “Amendment”) dated as of July 18, 2003 is entered into among PILGRIM’S PRIDE FUNDING CORPORATION (“Seller”), PILGRIM’S PRIDE CORPORATION (“Pilgrim’s Pride”) as initial Servicer, FAIRWAY FINANCE CORPORATION (as successor in interest to Pooled Accounts Receivable Capital Corporation) (“Purchaser”) and HARRIS NESBITT CORP. (as successor to BMO Nesbitt Burns Corp.), as agent for the Purchaser (in such capacity, together with its successors and assigns, the “Agent”).

RECITALS

     WHEREAS, the parties hereto have entered into a certain Receivables Purchase Agreement dated as of June 26, 1998 (as amended through the date hereof, the “Agreement”);

     WHEREAS, the parties hereto wish to make certain changes to the Agreement as herein provided;

     NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein and in the Agreement, the parties hereto agree as follows:

     SECTION 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Agreement.

     Amendments to the Agreement. The Agreement is hereby amended as follows:

     2.1. Exhibit I to the Agreement is hereby amended by adding thereto the following new definitions in the appropriate alphabetical order:

“Cash Equivalent” shall mean with respect to any Person any short-term investments that are classified as cash equivalents on such Person’s consolidated balance sheet in accordance with generally accepted accounting principles, consistently applied.

“EBITDA” shall mean, with respect to any Person, in any fiscal year, all earnings (other than extraordinary items) of such Person before interest and income tax obligations of such Person for said year and before depreciation and amortization charges of such Person for said year, all determined in accordance with generally accepted accounting principles, consistently applied.

“Fiscal Year” shall mean the 52 or 53 week period ending on the Saturday closest to September 30 in each calendar year, regardless of whether such Saturday occurs in September or October of any calendar year.

“Fixed Charge Coverage Ratio” with respect to any Person shall mean the ratio of (a) the sum of EBITDA and all amounts payable under all non-cancellable operating leases (determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied) for the period in question, to (b) the sum of (without duplication) (i) Interest Expense for such period, (ii) the sum of the scheduled current maturities (determined in accordance with generally accepted accounting principles consistently applied) of Funded Debt during the period in question, (iii) all amounts payable under non-cancellable operating leases (determined as aforesaid) during such period, and (iv) without duplication, all amounts payable with respect to capitalized leases (determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied) for the period in question. Fixed Charge Coverage Ratio shall be calculated without regard to (i) the indebtedness of Pilgrim’s Pride relating to the Protein IRB Bond in the definition of “Funded Debt” to the extent proceeds remain held in trust and not paid to Pilgrim’s Pride pursuant to the terms of the Protein IRB Bond and (ii) the indebtedness, if any, of Pilgrim’s Pride or its subsidiaries, as lessee, relating to the Intercompany Bonds in the definition of “Funded Debt” or otherwise so long as Pilgrim’s Pride or a subsidiary of Pilgrim’s Pride remains the holder of such Intercompany Bonds.

“Funded Debt” with respect to any Person shall mean all indebtedness for borrowed money of such Person and with respect to Pilgrim’s Pride all indebtedness for borrowed money of Pilgrim’s Pride, in each case maturing by its terms more than one year after, or which is renewable or extendible at the option of such Person for a period ending one year or more after, the date of determination, and shall include indebtedness for borrowed money of such maturity created, assumed or guaranteed by such Person either directly or indirectly, including obligations of such maturity secured by liens upon Property of such Person and upon which such entity customarily pays the interest, all current maturities of all such indebtedness of such maturity and all rental payments under capitalized leases of such maturity.

“Intangible Assets” shall mean license agreements, trademarks, trade names, patents, capitalized research and development, proprietary products (the results of past research and development treated as long term assets and excluded from Inventory) and goodwill (all determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied).

“Intercompany Bonds” shall mean those certain existing industrial revenue bonds in the aggregate principal amount of approximately $57.5 million, currently held by ConAgra Foods, Inc. (“ConAgra”), and following the date hereof are transferred and assigned to Pilgrim’s Pride or a subsidiary of Pilgrim’s Pride, in connection with the proposed acquisition by Pilgrim’s Pride of all or a portion of the chicken business of ConAgra (and/or one or more of its subsidiaries), which bonds are provided by or through state and local governmental agencies, the proceeds of which were used to finance the acquisition and construction of specified projects covered by certain lease agreements with the governmental authorities that issued such Intercompany Bonds as lessor, under which lease agreements one or more subsidiaries or divisions of ConAgra

(which subsidiary or division is acquired by Pilgrim’s Pride following the date hereof), remains liable, as the lessee.

“Interest Expense” for any period shall mean all interest charges during such period, including all amortization of debt discount and expense and imputed interest with respect to capitalized lease obligations, determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

“Inventory” with respect to any Person shall mean all raw materials, work in process, finished goods, and goods held for sale or lease or furnished or to be furnished under contracts of service in which such Person or any subsidiary now has or hereafter acquires any right.

“Leverage Ratio” for any Person, shall mean the ratio for such Person and its subsidiaries (as calculated on the last day of each fiscal quarter of such Person) of (a) an amount equal to the sum of the aggregate outstanding principal amount of all Debt (other than Debt consisting of reimbursement and other obligations with respect to undrawn letters of credit), minus the aggregate principal amount of all cash and Cash Equivalents reflected on such Person’s balance sheet that is not restricted to secure the payment of off-balance sheet liabilities of such Person or any subsidiary, to (b) the amount included in clause (a), above, plus the Net Worth of such Person. Leverage Ratio shall be calculated without regard to (i) the indebtedness of Pilgrim’s Pride relating to the Protein IRB Bond in the definition of “Debt” to the extent proceeds remain held in trust and not paid to Pilgrim’s Pride pursuant to the terms of the Protein IRB Bond and (ii) the indebtedness, if any, of Pilgrim’s Pride or its subsidiaries, as lessee, relating to the Intercompany Bonds in the definition of “Debt” so long as Pilgrim’s Pride or a subsidiary of Pilgrim’s Pride remains the holder of such Intercompany Bonds.

“Net Income” of any Person shall mean the net income of such Person and its subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

“Net Worth” of any Person shall mean the Total Assets minus the Total Liabilities of such Person and its subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed or tangible or intangible.

“Protein IRB Bond” shall mean Pilgrim’s Pride’s obligations pursuant to that certain Loan Agreement dated as of June 5, 1999 between Pilgrim’s Pride and the Camp County Industrial Development Corporation and in connection with the related bonds issued by the Camp County Industrial Development Corporation.

“Tangible Net Worth” of any Person (as calculated on the last day of each fiscal quarter of such Person), shall mean the Net Worth of such Person minus the amount of all Intangible Assets of such Person on such date and its subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

“Total Assets” with respect to any Person, shall mean at any date, the aggregate amount of assets of such Person and its subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

“Total Liabilities” with respect to any Person, shall mean at any date, the aggregate amount of all liabilities of such Person and its subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

     2.2. The definition of “Debt” set forth in Exhibit I to the Agreement is hereby amended in its entirety as follows:

“Debt” of any Person means as of any time the same is to be determined, the aggregate of:

(a) all indebtedness, obligations and liabilities of such Person with respect to borrowed money (including by the issuance of debt securities);

(b) all guaranties, endorsements and other contingent obligations of such Person with respect to indebtedness arising from money borrowed by others;

(c) all reimbursement and other obligations with respect to letters of credit, bankers acceptances, customer advances and other extensions of credit whether or not representing obligations for borrowed money;

(d) the aggregate of the principal components of all leases and other agreements for the use, acquisition or retention of real or personal property which are required to be capitalized under generally accepted accounting principles consistently applied;

(e) all indebtedness, obligations and liabilities representing the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business); and

(f) all indebtedness secured by a lien on the Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness.

     2.3. Clause (a) of the definition of “Facility Termination Date” set forth in Exhibit I to the Agreement is hereby amended by replacing the reference to “July 25, 2003” with a reference to “June 26, 2008” therein.

     2.4. Clause (y) of the definition of “Loss Percentage” set forth in Exhibit I to the Agreement is hereby amended in its entirety as follows:

"(y) the greater of (1) the highest average of the Dilution Ratios for any three consecutive calendar months during the twelve most recent calendar months and (2) 1.75%,”

     2.5. Clause (iii) of the definition of “Loss Percentage” set forth in Exhibit I to the Agreement is hereby amended by replacing the percentage “10%” with the percentage “12%” therein.

     2.6. The definition of “Normal Concentration Percentage” set forth in Exhibit I to the Agreement is hereby amended in its entirety as follows:

“Normal Concentration Percentage” for any Obligor means at any time 3% if such Obligor is not a Special Obligor, or if such Obligor is a Special Obligor, 11% if such Special Obligor is rated A+ or better by S&P and A1 or better by Moody’s, 6% if such Special Obligor is rated A- or better by S&P and A3 or better by Moody’s, and 5% if such Special Obligor is not so rated but is rated at least BBB- by S&P and Baa3 by Moody’s.

     2.7. The definition of “Purchase Limit” set forth in Exhibit I to the Agreement is hereby amended by replacing the amount “$60,000,000” with the amount “$125,000,000” therein.

     2.8. Section 1.8(a) of the Agreement is hereby amended by adding to the end thereof the following new sentence:

“For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board (“FASB”) (including, without limitation, FASB Interpretation No. 46), shall (notwithstanding anything in this paragraph or otherwise in this Agreement to the contrary, whether or not issued or occurring on or prior to or after the date hereof) constitute an adoption, change, request, guideline or directive subject to this Section 1.8.”

     2.9. Section 5.6 of the Agreement is hereby amended by adding thereto the following new paragraph:

“Notwithstanding any other provision herein, each of the parties hereto (and each employee, representative or other agent of each such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.”

     2.10. Exhibit IV to the Agreement is hereby amended by adding to the end thereof the following new paragraphs “t,” “u,” and “v”:

"(t) Leverage Ratio. The Servicer (or if ’s Pride is not then the Servicer, Pilgrim’s Pride) will not permit its Leverage Ratio at any time to exceed 0.7 to 1.

(u) Tangible Net Worth. The Servicer (or if Pilgrim’s Pride is not then the Servicer, Pilgrim’s Pride) shall maintain its Tangible Net Worth at all times during the periods specified below in an amount not less than the minimum required amount for each period set forth below:

(a) from July 15, 2003 through the next to last day in Fiscal Year 2003, the sum of (i) $225,000,000, plus (ii) the net proceeds of any equity issuance in a capital raising transaction (including in connection with the acquisition of any subsidiary, division or otherwise) during such Fiscal Year; and

(b) from the last day of Fiscal Year 2003 and at all times during each Fiscal Year thereafter, an amount in any Fiscal Year equal to the minimum amount required to be maintained during the preceding Fiscal Year plus an amount equal to the sum of: (i) the net proceeds of any equity issuance in a capital raising transaction (including in connection with the acquisition of any subsidiary, division or otherwise) during such Fiscal Year, plus (ii) 25% of Pilgrim’s Pride’s Net Income (but not less than zero) during such Fiscal Year.

(v) Fixed Charge Coverage Ratio. The Servicer (or if Pilgrim’s Pride is not then the Servicer, Pilgrim’s Pride) will not permit, as of the last day of each fiscal quarter of Pilgrim’s Pride, its Fixed Charge Coverage Ratio, as calculated for the period equal to the eight consecutive fiscal quarters of Pilgrim’s Pride then ended to be less than 1.30 to 1 on the last day of each fiscal quarter of Pilgrim’s Pride.”

     3.     Representations and Warranties. Each of the Seller and the Servicer hereby represents and warrants to the Purchaser and the Agent that the representations and warranties of such Person contained in Exhibit III to the Agreement are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date), and that as of the date hereof, no Termination Event or Unmatured Termination Event has occurred and is continuing or will result from this Amendment.

     4. Effect of Amendment. All provisions of the Agreement, as expressly amended and modified by this Amendment, shall remain in full force and effect and are hereby ratified and confirmed in all respects. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Agreement other than as set forth herein.

     5.     Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by the Agent of the following (each, in form and substance satisfactory to the Administrator):

(a) Counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto;

(b) A fully executed copy of the Amended and Restated Fee Letter dated as of the date hereof and signed by each of the parties thereto;

(c) Written confirmation from each of the Rating Agencies that the then current rating by such Rating Agency of the Notes of the Purchaser will not be downgraded or withdrawn as a result of the effectiveness of this Amendment and the transactions contemplated hereby; and

(d) Such other documents, resolutions, certificates, agreements and opinions as the Agent may reasonably request in connection herewith.

     6.     Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

     7.     Governing Law. This Amendment, including the rights and duties of the parties hereto, shall be governed by, and construed in accordance with, the laws of the State of Texas (without giving effect to the conflict of laws principles thereof).

     8.     Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any provision hereof or thereof.

(continued on following page)

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

PILGRIM’S PRIDE FUNDING CORPORATION

By: /s/ R. A Cogdill Name: Richard A. Cogdill Title: Executive Vice President and Chief Financial Officer

PILGRIM’S PRIDE CORPORATION

By: /s/ R. A Cogdill Name: Richard A. Cogdill Title: Executive Vice President and Chief Financial Officer

FAIRWAY FINANCE CORPORATION, as Purchaser

By: /s/ Jill A. Gordon Name: Jill A. Gordon Title: Vice President

HARRIS NESBITT CORP., as Agent

By: /s/ Peter E. Walsh Name: Peter E. Walsh Title: Managing Director

By Name:
Title:

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